CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 42 to the Registration Statement on Form N-4 (No. 33-4173) (the “Registration Statement”) of RiverSource® Flexible Annuity of our report dated February 24, 2021 relating to the consolidated financial statements of RiverSource Life Insurance Company and consent to the incorporation by reference in the Registration Statement of our report dated April 21, 2021 relating to the financial statements of each of the divisions of RiverSource Account F indicated in our report, which appear in Post-Effective Amendment No. 33 to the Registration Statement on Form N-4 (No. 33-47302). We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 23, 2021